UNITED STATES

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June 6, 2017 Institutional Shareholder Services 702 King Farm Boulevard, Suite 400 Rockville, Maryland 20850 Attention: Kathy Cohen

Dear Kathy:

We would like to thank you again for taking the time to meet with us yesterday. We value our relationship with ISS and believe that our continuing dialogue is important so that your customers and our shareholders have access to complete and correct information to make their voting decisions. We are sending this letter to further address three important points that were discussed yesterday.

Our Opportunity to Review the Draft ISS Report

Your team indicated yesterday that we will not be given an opportunity to review a draft of the ISS report before it is issued. We strongly request that you reconsider this position. ISS is an important influence on the voting decisions of its customers and our shareholders. We believe that your most important responsibility is to present correct and complete information to your customers and our shareholders. As we are sure you would agree, the facts presented in our proxy this year are complex. Nobody knows the facts better than the company itself and, therefore, we believe that we can be an important resource in making sure that the report is factually accurate. We are certain that you would also agree that ensuring that the report is factually accurate from the outset is far preferable to a situation where the report must be corrected after the fact and after it has already influenced some voting decisions.

Furthermore, we take issue with the assertion that this year’s meeting is a proxy contest. A group of very small shareholders (owning less than 1% of our shares in the aggregate) have voiced their opinions regarding certain ballot items. They have also expressly and repeatedly stated that they are not soliciting proxies from other shareholders. Therefore, this is not a proxy contest. Finally, we cannot see the logic in an outcome where an expression of opinion by shareholders holding less than 1% of our shares may result in a situation where your report is potentially issued to all of our shareholders, including the holders of more than 99% of our shares that have no connection to this small opposition group, with potential factual errors (that could have been corrected if we had been given the opportunity to review).

We again request that you provide us with a customary period of time to review your report before it is issued, which you have consistently afforded us in the past, including in years when we had shareholder proposals on the ballot.

Mr. Coury’s Continuing Role

We would also like to address and clarify any confusion that ISS may have regarding Mr. Coury’s continuing role.

As a Dutch company with a one-tier board, the responsibility to set the strategic direction of the company is vested in the Board of Directors and its Chairman. Therefore, Mr. Coury’s role as Chairman and leader of the Board of Directors is not merely an honorary title (as it is sometimes here in the United States), but rather a vitally important role for the company. In addition to providing Mylan’s overall strategic leadership, Mr. Coury also remains actively involved in any material transaction or other matter involving the company, provides important guidance to our senior management team and interacts with our shareholders and other stakeholders. Mr. Coury’s role has been described repeatedly in our public filings, including in our proxy supplement filed on June 3, 2016, on pages 23, 36, 42, 44, 46 and 52 of our proxy statement filed on May 23, 2017 and on slides 14, 16 and 19 of our investor outreach materials filed on June 2, 2017. As you know, the Dutch governance structure of the company was described in our proxy statement filed on December 12, 2014 relating to our reincorporation in the Netherlands, which ISS supported in its written recommendation to shareholders, and our governing documents are available on our website.

As you know and acknowledged at the meeting, Mr. Coury has been the key architect in taking Mylan from a small domestic company fifteen years ago to a global leader in the pharmaceutical industry today and was critical in the incredible growth of the company from a market capitalization of ~ $3 billion to ~ $20 billion today. Much of that growth was driven by strategic acquisitions that were identified and executed on during Mr. Coury’s tenure.

When faced with the prospect of Mr. Coury’s retirement last year, the Board, recognizing the immense value that Mr. Coury has brought to the company, its shareholders and other stakeholders, believed it was critical to retain his leadership and experience in this new role – a role that is uniquely suited to Mr. Coury’s talents and past experiences. As he has done in the past, Mr. Coury has and will continue to have a key leadership role in all important decisions of company strategy. Our industry is among the most dynamic and ever changing and Mr. Coury’s experience and guidance remains critical.

In light of the Board’s desire to retain Mr. Coury’s leadership over the critical coming years, the Board focused on structuring his compensation in this new role to ensure long-term retention for at least a five-year period and to ensure that his compensation was significantly weighted toward equity-based compensation to further align his interests with those of our shareholders.

As you know, others in our industry have not properly planned for leadership succession, in contrast to the prudent planning undertaken by our Board, and have faced terrible consequences – most notably Teva Pharmaceuticals and now again Perrigo Company (which experienced another episode of management turmoil just yesterday). As a result, the Board believes that Mr. Coury’s continuing leadership presence is an important factor to ensure stability and continued long-term growth into the future, which is in all stakeholders’ interests.

Questions Regarding Teva’s Alleged “Offer”

In the meeting, your team inquired about Teva’s approach to Mylan in 2015 and implied that Mylan rejected an offer from Teva because the Board and management were entrenched and management desired to be enriched by lucrative compensation packages into the future. Nothing could be farther from the truth. As we have repeatedly stated, Teva never made an offer to acquire Mylan. Furthermore, nobody had more to gain from a Teva offer (if it had materialized) than Mr. Coury, who was one of the company’s largest individual shareholders and had change in control related benefits at the time. Finally, we believe that the preoccupation with Teva’s alleged “offer” that has lingered with your team and certain shareholders is a settled issue that serves, at this point, only as a distraction and ignores the fact that any offer would have been heavily weighted toward stock consideration and given Teva’s precipitous stock decline since 2015 would be far less valuable than some have claimed.

We look forward to continuing our dialogue.

Wendy Cameron	JoEllen Dillon
Non-Executive Director	Non-Executive Director

Neil Dimick	Mark Parrish
Non-Executive Director	Non-Executive Director